Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of Parnell Pharmaceuticals Holdings Ltd of our report dated February 27, 2015 relating to the consolidated financial statements, which appears in Parnell Pharmaceuticals Holdings Ltd's Annual Report on Form 20-F for the period ended December 31, 2014. We also consent to the incorporation by reference of our report dated September 15, 2014 relating to the consolidated financial statements, which appears in Parnell Pharmaceuticals Holdings Ltd's Annual Report on Form 20-F for the period ended June 30, 2014.

/s/ PricewaterhouseCoopers

Sydney, Australia

February 11, 2016